Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Brian Hankel, Vice President and Treasurer 515-281-2904

MidAmerican Energy Holdings Company Extends Exchange Offer for Senior Bonds

DES MOINES, Iowa – July 11, 2007 – MidAmerican Energy Holdings Company announced today that it has extended its offer (the “Exchange Offer”) to exchange up to $550,000,000 in aggregate principal amount of its new registered 5.95% Senior Bonds due May 15, 2037, for up to $550,000,000 in aggregate principal amount of its currently outstanding 5.95% Senior Bonds due May 15, 2037, (“Original Bonds”) to 5 p.m., New York City time, July 13, 2007.

The extension of the Exchange Offer has been made to allow holders of outstanding Original Bonds who have not yet tendered their Original Bonds for exchange to do so. As of the close of business July 11, 2007, approximately $539,500,000 in aggregate principal amount of the Original Bonds had been validly tendered for exchange and not withdrawn.

The Exchange Offer was originally scheduled to expire at 5 p.m., New York City time, July 11, 2007. Other than the extension described in this announcement, all of the terms of the Exchange Offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer is made by means of a prospectus dated June 11, 2007, which has been filed with the U.S. Securities and Exchange Commission.

MidAmerican Energy Holdings Company, based in Des Moines, Iowa, is a global provider of energy services. Through its energy-related business platforms – PacifiCorp, MidAmerican Energy Company, CE Electric UK, Kern River Gas Transmission Company, Northern Natural Gas Company and CalEnergy – MidAmerican provides electric and natural gas service to more than 6.9 million customers worldwide. Information on MidAmerican is available on the Internet at www.midamerican.com.

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